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                                                                    EXHIBIT 16.2

                      [MCGLADREY & PULLEN, LLP LETTERHEAD]


Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent accountants for International Fuel Technology, Inc. and on September 27, 1999 we reported on the financial statements of International Fuel Technology, Inc. as of and for the year ended March 31, 1999. On January 21, 2000, we resigned as independent accountants of International Fuel Technology, Inc. We have read International Fuel Technology, Inc.'s statements included under Item 4 of its Form 8-K for February 10, 2000, and we agree with such statements.


/s/  McGladrey & Pullen, LLP

Las Vegas, Nevada
February 10, 2000